Table of Contents

EXHIBIT 8.1

April 1, 2010

GOL LINHAS AÉREAS INTELIGENTES S.A.
Rua Gomes de Carvalho, 1629
04547-006 São Paulo, SP
Brazil

Re.: Gol Linhas Aéreas Inteligentes S.A. Rights Offering of 3,789,507 Preferred Shares Including Preferred Shares in the Form of American Depositary Shares

Ladies and Gentlemen:

1. We are qualified to practice law in the Federative Republic of Brazil (“Brazil”) and have acted as Brazilian counsel to Gol Linhas Aéreas Inteligentes S.A. (the “Company”), in connection with a capital increase of R$ 185,838,597.92 in the form of 3,789,507 preferred shares (“Preferred Shares”) and 3,833,077 common shares (“Common Shares”), within the Company’s authorized capital (“Capital Increase”), and the related rights offering of 3,789,507 Preferred Shares (the “Rights Offering”) as described in the Registration Statement on Form F-3 under the Securities Act of 1933, as amended, filed with the United States Securities and Exchange Commission (“SEC”) on April 1, 2010 (the “Registration Statement”).

2. This opinion is being furnished to you pursuant to the Registration Statement.

3. Unless otherwise defined, terms and expressions used herein have the same meaning assigned to them in the Prospectus contained in the Registration Statement, and any amendments thereto (“Prospectus”).

4. For the purposes of giving this opinion we have examined and/or relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

5. As to matters of fact, we have relied on documents, oral and/or written information and/or certificates provided to us by the Company’s officers, acting on behalf of the Company.

6. We did not conduct any investigation of the laws of any jurisdiction outside Brazil. This opinion is given solely in respect of the laws of Brazil as of the date hereof, and not in respect of any other law. We have assumed that there is nothing in any other law that affects our opinion. In particular, we did not make independent investigations of the laws of the State of New York.

7. In giving this opinion we have made the following assumptions:

(i) all documents submitted to us as facsimile or copy or specimen documents conform to their originals;

(ii) that all documents submitted to us as originals are authentic;

(iii) all signatures on any documents submitted to us as originals, certified copies or copies are genuine; and

(iv) that, except as specifically otherwise mentioned, there is no provision of the law of any jurisdiction other than Brazil which has any implication in relation to the opinion expressed herein.

8. Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that the statements in the Prospectus and any amendments thereto under the caption “Taxation – Material Brazilian Tax Considerations”, insofar as such statements purport to constitute summaries of matters of Brazilian tax laws and regulations of legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

This opinion is dated as of today and we expressly disclaim any responsibility to advise with respect to any development or circumstance of any kind, including any change of law or fact which may occur after the date of this opinion, even though such development, circumstance or change may affect the legal analysis, legal conclusion or any other matter set forth in or relating to this opinion. Accordingly, you should seek advice of your counsel as to the adequate application of this opinion at such time.

This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matters in connection with the Rights Offering or the transactions or documents referred to in the Registration Statement and the Prospectus. In rendering the opinion set forth herein, we note that any conclusion on any particular issue is not a guaranty or prediction of what a court would hold but, rather, sets forth our conclusions as to what would or should be the proper result for a court to reach in a properly presented and decided case in which the facts and assumptions relied on herein are established.

This opinion is given solely for the purposes of the Rights Offering and for the information of the addressee and its legal advisors. This opinion may not be relied upon for any other purpose or by any other person, whether natural person, legal entity or government body, nor may it be used for any purpose other than as stated herein, or quoted or referred to in any public document, or in any other way made public, without our prior written consent. This opinion will be governed by and construed in accordance with the laws of Brazil in effect on the date hereof.

Sincerely yours,

MATTOS FILHO, VEIGA FILHO, MARREY JR. E QUIROGA
ADVOGADOS